Catcher, Inc.

Exhibit 10.29

July 1, 2006

Mr. T. Michael Grady

2712 Soapstone Drive,

Reston, VA

Re: Employment Offer – Terms of Employment

Dear Mike:

Catcher, Inc. (together with its affiliates and any successor entities, the “Company”) is pleased to offer you employment in the position of Vice President of Sales based on the following terms.

In this position you will report to the Chief Executive Officer and in his absence the Chairman of the Board. The starting base salary offered for this position is $175,000 per year with a one time “Signing Bonus” of $7,500.00. Your compensation will be paid semi-monthly, less payroll deductions and required federal, state, and local withholdings. In addition to your based salary, you will be eligible to participate in any incentive bonus program the Company may adopt for its employees at your executive management level from time to time. During your employment you are eligible to earn a salary based bonus with a target potential of 50% of base salary, which shall be based on the attainment of corporate goals of revenue against plan and quantitative/discretionary goals (50% plan – 50% q/d goals) as determined by the Board of Director’s Compensation Committee. The company reserves the right to re-evaluate employee bonus plans in the future and may offer a program of commission verses bonus or a combination thereof. Regardless, the bonus earned and the amount is determined by the Board of Director’s Compensation Committee at its sole discretion.

Regarding you current status as a “Catcher Inc., Manufactures Representative”; Catcher Inc. will honor the 5% commission fee for CATCHER™(s) on units shipped related to purchase orders or commitments to purchase units, on behalf of end users/programs which were introduced to the Company prior to July 1, 2006, and are received by the Company through December 31, 2006. Otherwise the terms of Manufactures Representative agreement are cancelled and no further compensation will be paid. Further, you will not be entitled to “salary based bonus” on these accounts in 2006, but they would be eligible to count towards your “salary based bonus” in all following years. Simply, Catcher will not pay “double” bonus on these accounts it will either be 5% in 2006, or part of your “salary based bonus” in following years, but not both.

Your start date for work with the Company will be on or about July 1, 2006 and you will be based at the company’s Virginia corporate office, which is currently located at 39526 Charlestown Pike, Hamilton, Virginia. Additionally, you may from time to time be required to undertake business travel pursuant to the requirements of the position, and the business needs of the Company.

Catcher, Inc.

Offer Letter - Grady

7/1/06

As a Company employee, you will be eligible for standard Company medical insurance benefits, 15 days of paid vacation per annum earned ratably throughout the year, and sick leave and holidays, all as set forth in the Company’s personnel policies as adopted from time to time. You will naturally be asked to complete employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. A current passport, or alternatively, a valid driver’s license and social security card, will be satisfactory.

Following commencement of employment and subject to approval of the Company’s Compensation Committee and Board of Directors, you will be eligible to receive an “Incentive Stock Option” grant, or, alternatively “Restricted Stock” which shall be subject to and governed by the Company’s 2005 Stock Incentive Plan (the “Plan”).

As a Company employee, you will:

i.	Sign and comply with the payroll and benefit forms and policies of Catcher Inc. as directed by the Company, in providing the Company’s employees with payroll and benefits.

ii.	Sign the Proprietary Information and Inventions Agreement.

iii.	Comply with the Company’s personnel policies, rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook (once adopted) that will govern the terms and conditions of your employment, as the Handbook may be modified from time to time and notice given to you of the modifications.

iv.	In your work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather you will use only that information which is generally known and used by persons with training and experience comparable to your own, which is known to you or developed by you independent of any former employment, which is common knowledge in the industry or otherwise in the public domain (other than through your breach of an obligation of confidentiality), or which is otherwise provided or developed by the Company. You hereby confirm and represent to us that you will be able to perform your duties within the guidelines just described, and that you are under no contract or other commitment that would conflict with your undertaking employment with the Company or your performance of the position hereby offered. This offer is made based upon the accuracy of those representations.

Notwithstanding anything to the contrary expressed or implied by this Offer Letter, your employment with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will.” This means that either you or the Company may terminate your employment with the Company at any time with or without cause for any reason whatsoever or for no reason simply by notifying the other party.

This Offer Letter, together with your Proprietary Information and Inventions Agreement, forms the complete exclusive statement of the terms of your employment with the Company and there are no representations or other agreements made by the Company in connection with your employment. The terms in this Offer Letter supercede any representations, other agreements or promises made to you by anyone, whether oral, written or implied except as previously noted (i.e., Manufacture Representative Agreement) herein. These terms may only be modified in a writing signed by the President & CEO of the Company. This Offer Letter will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors and its assigns.

Catcher, Inc.

Offer Letter - Grady

7/1/06

We look forward to your favorable reply and having you join our organization. If you have any questions, please do not hesitate to contact me at (540) 882-3087.

Sincerely yours, Catcher, Inc.

/s/ Charles Sander
Charles Sander President & CEO

Please indicate your acceptance by your signature and return this Offer Letter to me.

Sign:	/s/ T. Michael Grady	Date:	7/1/06